Exhibit 99.1

          ADVANCIS PHARMACEUTICAL REPORTS FIRST QUARTER 2005 RESULTS

                Enrollment in Company's Two Phase III Trials for
                          Amoxicillin PULSYS Complete;
              Phase III Trial Results Expected in June for Adults,
                              July for Pediatrics;
            Long-Term Supply for Amoxicillin PULSYS Products Secured;
                Company Raises $27 Million Following Quarter-End

    GERMANTOWN, Md., April 27 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended March 31, 2005.

    Advancis reported first quarter 2005 revenue of $4.6 million, resulting from amortization of payments and reimbursed development costs under the Company's collaborative agreement with Par Pharmaceutical Companies, Inc. (Par), and from product sales of the antibiotic Keflex(R). The Company reported revenue of $7.1 million in the fourth quarter of 2004 and $0.3 million in the first quarter of 2004. Lower sequential revenue in the first quarter resulted mainly from the fourth quarter 2004 one-time recognition of the remaining unamortized revenue under the Company's prior collaboration with GlaxoSmithKline.

    Advancis reported research and development (R&D) expenses in the first quarter of $13.2 million, up from fourth quarter 2004 R&D expenses of $10.0 million and first quarter 2004 R&D expenses of $7.9 million. Total expenses for the first quarter of 2005 were $16.1 million, up from $12.9 million in the fourth quarter of 2004 and $11.1 million in the first quarter of 2004.

    Net loss was $11.4 million for the first quarter, compared to a net loss of $5.7 million in the fourth quarter of 2004 and a net loss of $10.6 million in the first quarter of 2004. Net loss per share applicable to common stockholders during the first quarter of 2005 was ($0.50), compared to a net loss per share of ($0.25) in the prior quarter, and a net loss per share of ($0.47) in the comparable quarter of last year.

    "We are very excited to have completed enrollment in our Amoxicillin PULSYS Phase III trials and to be right on the cusp of reporting results from the clinical trials of our first products utilizing our proprietary PULSYS technology," stated Edward M. Rudnic, Ph.D., chairman, president and CEO of Advancis. "We believe the rapid enrollment of our sprinkle product in our pediatric trial may be attributable to its ease of use and convenience compared to traditional oral suspensions. We are hopeful that if our trials are successful and we receive FDA approval, we could have two products addressing the sizable amoxicillin market next year."

    OPERATIONAL HIGHLIGHTS

    Amoxicillin PULSYS
    Advancis announced that it completed enrollment in its pediatric Amoxicillin PULSYS Phase III trial on April 25, 2005, with a total of 579 children enrolled. The Company's Phase III trial for Amoxicillin PULSYS in a "sprinkle" formulation for pediatric patients began enrollment on January 5, 2005. This trial was designed as a 500-patient investigator-blind, non- inferiority Phase III trial for a pulsatile form of amoxicillin. The study was conducted at 77 investigator sites across the country and included many of the key opinion leaders in the pediatric field.

    As previously reported, the Company completed enrollment in its adolescent and adult Phase III trial on March 29, 2005, with 510 patients enrolled. Advancis' adolescent and adult pivotal trial for a tablet form of amoxicillin was designed as a 500-patient, double-blind, double-dummy, non-inferiority Phase III trial and was conducted at 64 investigator sites across the country. The study began enrollment on October 15, 2004.

    Advancis' Phase III clinical program is designed to support product approvals for Amoxicillin PULSYS for the treatment of acute pharyngitis and/or tonsillitis due to Group A streptococcal infections. Advancis expects to report top-line results from the adult trial in mid-June 2005, and to report top-line results from the pediatric trial in July 2005. If the trials are successful, Advancis expects to file separate 505(b)(2) New Drug Applications with the FDA for each product by year-end 2005.

    Advancis has partnered Amoxicillin PULSYS with Par, and the Companies have agreed to jointly market the adult and pediatric products and to split operating profits equally. Following the first quarter-end, Advancis announced that it entered into agreements under which Clonmel Healthcare Limited, a subsidiary of German-based STADA Group, will provide Advancis with commercial supply of its Amoxicillin PULSYS products currently being evaluated in Phase III clinical trials. Under the agreements, Advancis secured supply for the commercial phase of its Amoxicillin PULSYS products pending the successful completion of clinical trials and regulatory approval. Clonmel has capacity in place to cover current projected needs for an initial commercial phase, with additional capacity for growth. In addition to commercial supply, Advancis and Clonmel have also finalized an agreement for technology transfer, clinical/stability batches and commercial scale-up and validation, as well as an agreement covering Advancis-funded facility build-out and equipment additions to support the commercial manufacturing program.

    Product Sales - Keflex(R) (cephalexin capsules, USP)
    Advancis reported net Keflex sales of $1.0 million in the first quarter, compared to $1.3 million in net sales in the fourth quarter of 2004. Advancis has undertaken a research program for a once-a-day Keflex product utilizing the Company's proprietary PULSYS(TM) technology designed to increase the convenience of cephalexin therapy, which is currently dosed two to four times daily for a period of seven to 14 days.

    FINANCIAL DETAILS

    . Total revenue was $4.6 million in the first quarter of 2005, resulting from $1.0 million in net Keflex sales, recognition of $0.4 million from the upfront payment under the Company's collaboration with Par on Amoxicillin PULSYS, and $3.2 million in reimbursed R&D expenses from Par. Advancis revenue totaled $7.1 million in the prior quarter and totaled $0.3 million in the first quarter of 2004. Lower revenue in the first quarter compared to the previous quarter resulted from a decrease in contract revenue due to the recognition of the remaining $3.5 million of unamortized revenue under the Company's prior collaboration with GlaxoSmithKline during the fourth quarter of 2004.

    . Operating expenses. First quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $13.2 million, up from $10.0 million in the previous quarter and $7.9 million in the first quarter of 2004. Higher R&D expenses in the quarter primarily resulted from increased costs associated with the Company's Phase III trials for Amoxicillin PULSYS.

       Selling, general and administrative (SG&A) expenses totaled $2.8 million in the first quarter of 2005, compared to $2.8 million in the fourth quarter of 2004, and $3.2 million in the first quarter of 2004. SG&A expenses declined from last year mainly due to a decrease in stock-based compensation expense.

    . Net loss for the first quarter of 2005 was $11.4 million. This compares to a net loss of $5.7 million in the fourth quarter of 2004, and $10.6 million in the first quarter of 2004. Increased net loss during the quarter was attributable to decreased sequential revenue and an increase in the Company's research and development expenses as described above.

    . Net loss per share for the first quarter of 2005 was ($0.50), compared to a loss per share of ($0.25) in the prior quarter and ($0.47) in the first quarter of 2004. Per share figures were computed on the basis of an average of 22.7 million shares outstanding in the first quarter of 2005, the fourth quarter of 2004, and the first quarter of 2004.

    . Cash and marketable securities decreased by $7.8 million during the first quarter. Changes were composed of $11.5 million of operating losses, $0.8 million for fixed asset additions and $0.3 million in net loan payments; offset by an increase of $1.1 million in net deferred revenue, and $3.7 million from working capital changes and other items. Early in the second quarter of 2005, the Company received an additional $4.75 million R&D reimbursement payment under its Amoxicillin PULSYS agreement with Par.

    . The Balance Sheet at the end of the first quarter of 2005 reflected $22.3 million of unrestricted cash, cash equivalents and marketable securities, compared to $30.1 million as of December 31, 2004.

    . $27 Million Private Placement of Common Equity following the quarter-end. The newly issued shares were priced at $3.98, equal to closing price on April 25, 2005. The financing is expected to close on or about April 29, 2005. Upon the closing of the private placement, investors will also receive five-year warrants to purchase approximately 2.4 million shares of common stock at an exercise price of $4.78 per share. The Company's unrestricted cash, cash equivalents and marketable securities is expected to total approximately $50 million after the transaction.

    FINANCIAL GUIDANCE

    Full Year 2005 financial results are expected to show total cash used from the Company's operations to be approximately $20 million to $25 million, without the effect of payments from new product collaborations or other new sources of revenue that may occur in 2005. Total cash balance at December 31, 2005 is expected to be in the range of $30 million to $35 million.

    Advancis anticipates that its current funds, together with anticipated R&D reimbursement revenue from Par and proceeds from Keflex product sales, will be sufficient to support its currently planned operations well into 2006. As previously stated, assuming positive Phase III trial results and FDA approval of the Company's Amoxicillin PULSYS products, Advancis may consider raising additional capital on favorable terms later in 2005 or 2006 to support the expected late-2006 commercial launch of Amoxicillin PULSYS products and the further development of additional PULSYS product candidates.

    Total revenue for the year is expected to be between $15 million and $20 million, resulting from sales of Keflex, reimbursed R&D payments from Par, and recognition of license revenue during the year. Net loss for the year is expected to be between $35 million and $40 million, or approximately $1.25 to $1.50 per diluted common share. Non-cash charges for 2005, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $8 million.

    CONFERENCE CALL

    The Company has scheduled a conference call for today, Wednesday, April 27, 2005 at 10:30 AM ET. During the call, Dr. Edward Rudnic, chairman, president and CEO, Steve Shallcross, senior vice president and CFO, and Kevin Sly, senior vice president and chief business officer will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on April 27, 2005 beginning at 12:30 PM ET and will be accessible until Wednesday, May 4, 2005 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 5617570.

    The conference call will also be broadcast simultaneously on the Company's website, http://www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

    About Advancis Pharmaceutical Corporation:
    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

    About Keflex:
    Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at http://www.advancispharm.com/products/keflex.

    This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule and its expected milestone payments; expectations regarding development and commercialization of the Company's products, Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; the completion of the Company's proposed private placement; and all of the financial forecasts and projections for the full year of 2004 included under the Financial Guidance section of this announcement.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner with favorable results,
(5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy and reach its sales goals, (11) successfully attract and retain collaborative partners and have its partners fulfill their obligations, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                             Three Months Ended March 31,
                                            -----------------------------
                                                 2005            2004
                                            -------------   -------------
Revenues:
  Product sales                             $     999,875   $           -
  Contract revenue                                416,667         312,500
  Reimbursement of development costs            3,210,114               -
      Total revenues                            4,626,656         312,500

Costs and expenses:
  Cost of product sales                            76,031               -
  Research and development                     13,239,645       7,889,823
  Selling, general and administrative           2,829,562       3,233,603
      Total expenses                           16,145,238      11,123,426

Loss from operations                          (11,518,582)    (10,810,926)

Interest income                                   162,078         214,417
Interest expense                                  (32,099)        (24,291)

Net loss                                    $ (11,388,603)  $ (10,620,800)

Basic and diluted net loss per
 share                                      $       (0.50)  $       (0.47)

Shares used in calculation of basic
 and diluted net loss per share                22,747,503      22,666,229

                       ADVANCIS PHARMACEUTICAL CORPORATION

                                 BALANCE SHEETS
                                   (Unaudited)

                                          March 31, 2005    December 31, 2004
                                          ---------------   -----------------
ASSETS
  Current assets:
     Cash and cash equivalents            $     5,752,025   $      10,395,757
     Marketable securities                     16,533,356          19,656,180
     Accounts receivable                          235,350             206,001
     Inventories                                  303,068             179,738
     Prepaid expenses and other
      current assets                              672,486           1,044,389
       Total current assets                    23,496,285          31,482,065

  Property and equipment, net                  16,512,778          16,524,342
  Restricted cash                               1,918,546           1,913,314
  Deposits                                        364,125             264,125
  Notes receivable                                121,500             121,500
  Intangible assets, net                       10,403,260          10,692,679
       Total assets                       $    52,816,494   $      60,998,025


LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
     Accounts payable                     $     3,762,630   $       3,886,563
     Accrued expenses                           6,038,245           4,161,000
     Lines of credit - current portion            998,528           1,009,975
     Deferred contract revenue                  1,717,243           2,552,357
       Total current liabilities               12,516,646          11,609,895

  Lines of credit - noncurrent portion          1,243,391           1,492,412
  Note payable                                     75,000              75,000
  Deferred contract revenue                     8,819,444           6,861,111
  Deferred rent and credit on lease
   concession                                   1,244,485           1,221,228
       Total liabilities                       23,898,966          21,259,646


  Stockholders' equity:
     Preferred stock, undesignated                      -                   -
     Common stock, par value                      227,773             227,067
     Capital in excess of par value           120,369,565         120,315,949
     Deferred stock-based compensation         (2,100,917)         (2,607,247)
     Accumulated deficit                      (89,495,334)        (78,106,731)
     Accumulated other comprehensive
      income (loss)                               (83,559)            (90,659)
       Total stockholders' equity              28,917,528          39,738,379

       Total liabilities and
        stockholders' equity              $    52,816,494   $      60,998,025

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                               Three Months Ended March 31,
                                             ---------------------------------
                                                   2005              2004
                                             ---------------   ---------------
Cash flows from operating activities:
 Net loss                                    $   (11,388,603)  $   (10,620,800)
 Adjustments to reconcile net income
  to net cash used in operating
  activities:
   Depreciation and amortization                   1,001,306           384,329
   Stock-based compensation                          518,309         1,339,805
   Deferred rent and credit on lease
    concession                                        23,257           (20,750)

   Amortization of premium on
    marketable securities                            129,924           401,180
   Changes in:
    Accounts receivable                              (29,349)        3,000,000
    Inventories                                     (123,330)                -
    Prepaid expenses and other
     current assets                                  371,903            90,923
    Deposits other than on property
     and equipment                                  (100,000)                -
    Accounts payable                                (123,933)         (308,922)
    Accrued expenses                               1,983,571           562,022
    Deferred contract revenue                      1,123,219          (312,500)
       Net cash used in operating
        activities                                (6,613,726)       (5,484,713)

Cash flows from investing activities:
 Purchases of marketable securities                        -       (13,903,409)
 Sales and maturities of marketable
  securities                                       3,000,000                 -
 Purchases of property and equipment                (782,512)       (2,704,747)
 Deposits on property and equipment                        -          (270,310)
 Restricted cash                                      (5,232)           (7,355)
       Net cash provided by (used in)
        investing activities                       2,212,256       (16,885,821)

Cash flows from financing activities:
 Proceeds from lines of credit                             -           807,249
 Payments on lines of credit                        (260,468)         (222,553)
 Proceeds from exercise of common
  stock options                                       18,206             3,728
       Net cash (used in) provided by
        financing activities                        (242,262)          588,424

Net increase (decrease) in cash and
 cash equivalents                                 (4,643,732)      (21,782,110)

Cash and cash equivalents, beginning
 of period                                        10,395,757        37,450,490

Cash and cash equivalents, end of
 period                                      $     5,752,025   $    15,668,380

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             04/27/2005
    /CONTACT: Steve Shallcross, Senior Vice President & CFO, +1-301-944-6590, sshallcross@advancispharm.com, or Bob Bannon, Senior Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /Web site:  http://www.advancispharm.com/